Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Achieves 2019 Preliminary Revenue of $19 Million Driven by Growth in Middle East

●	Expects continued strong growth in Middle East to more than offset weak U.S. drilling environment in 2020; Cost discipline to drive stronger margin profile

●	Full year-end results to be announced pre-market Thursday, March 12 followed by teleconference and webcast at 12:00 ET that day

VERNAL, UT, February 24, 2020 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced unaudited preliminary revenue for the year ended December 31, 2019, was $19.0 million, up 4% from the prior year. Fourth quarter 2019 preliminary revenue included approximately $600 thousand from the rental of the Company’s well bore conditioning tool, the Drill-N-Ream® (DNR) in the Middle East, or almost half of SDP’s total Middle East revenue for the year. For the year, international revenue nearly quadrupled to $1.3 million compared with $360 thousand in 2018. At the end of 2019, SDP had $1.2 million in cash. Preliminary results are subject to change pending review by the Company’s independent accountants.

Troy Meier, Chairman and CEO, commented, “We are making excellent progress expanding the use of the DNR in the Middle East and as a result realized growth in 2019 even as the drill rig count in the U.S. declined 26% for the year. For 2020, we expect our market penetration in the Middle East will more than offset the continued weakness in the oil & gas drilling industry in North America. In addition, we expect to reduce operating expenses and plan to drive stronger margins on low to mid-single digit growth. The DNR is further gaining market share, but is proving to be highly durable and lasting much longer than expected, moderating the need for replacement tools.”

He concluded, “As demand for our DNR continues to build, our U.S. channel partner continues to achieve new records with runs of the DNR. The largest operators and oil field service businesses also recognize the DNR’s capabilities to create measurable drilling and production efficiencies. We are confident that during 2020, our discussions with major operators and service companies will result in additional channel partners and strategic alignments to further our pursuit to provide our technologies more broadly throughout the industry.”

Subsequent to the end of the year, the Company made a $750,000 principal payment on the Hard Rock note. Only three payments are remaining on the note, which will be completed in 2020. In addition, SDP entered into an amended lending agreement in January which reloaded and expanded its term loan to $1.0 million for total funds to the Company of $350,000. The Company believes that cash on hand and cash generated from operations will provide sufficient liquidity for the year to meet its obligations.

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Superior Drilling Products, Inc. Achieves 2019 Preliminary Revenue of $19 Million Driven by Growth in Middle East
February 25, 2020

Fourth Quarter and Full Year 2019 Teleconference and Webcast

The Company will release its complete fourth quarter and full year 2019 financial results before the opening of financial markets on Thursday, March 12, 2020, and will host a conference call that same day.

Thursday, March 12, 2020
10:00 a.m. Mountain Time (12:00 p.m. Eastern Time)
Phone: (201) 689-8470
Webcast and accompanying slide presentation: www.sdpi.com

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, March 19, 2020. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13697748, or access the webcast replay via the Company’s website at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, success at expansion in the Middle East, options available for market channels in North America, commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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